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                                                         Exhibit 10.24


April 4, 1996

                  AMENDED AND RESTATED COLLABORATIVE AGREEMENT


    This Amended and Restated Collaborative Agreement (the "Restated Agreement"), dated April 3, 1996, amends and restates that certain Collaborative Agreement dated as of April 19, 1993 (the "Collaborative Agreement") by and between Baxter Healthcare Corporation, including its Nextran business unit ("Baxter") and SangStat Medical Corporation ("SangStat"). Terms not otherwise defined herein shall have the meaning set forth in the Collaborative Agreement.

    The parties agree as follows:

    1. Effective as of July 1, 1996 (the "Transfer Date"), the Collaborative Agreement shall be amended and restated in its entirety and from such date the rights and obligations of the parties to the Collaborative Agreement shall be governed entirely by this Restated Agreement. The parties agree to release each other from any and all existing obligations relating to the Collaborative Agreement and performance by the parties thereunder as of the Transfer Date, except as specifically set forth herein.

    2.   a.   In consideration for the release of SangStat from any and all obligations under the Collaborative Agreement, including but not limited to the repayment of amounts that are or may otherwise become due and owing, SangStat agrees to pay to Baxter [ * ] (or until Baxter receives [ * ] from SangStat in respect to paragraph
              2, whichever occurs first) [ * ] of any Licensed Product or
              Licensed Product Improvement (collectively "SangStat Products") by
              SangStat and its Affiliates.   Notwithstanding the foregoing, the
              [ * ] for Clinical Trial Sales shall be equal to [ * ] of Clinical
              Trial Sales by SangStat and its Affiliates.  "Clinical Trial
              Sales" shall mean sales made for use in a study conducted in accordance with Good Clinical Practices where the product is to be used under a pre-defined trial protocol; provided that sales will not be considered Clinical Trial Sales if the price for such SangStat Product [ * ] in the most recent preceding calendar quarter for non-Clinical Trial Sales in the geographic area.




*CONFIDENTIAL TREATMENT REQUESTED FOR DELETED PORTION. CONFIDENTIAL MATERIAL HAS BEEN FILED SEPARATELY WITH THE SEC.

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         b.   For the first five (5) years after the date of this Restated
              Agreement, should SangStat develop and subsequently market a product that would be defined as a "New Soluble HLA Product", such Product shall be deemed a SangStat product hereunder, [ * ] of this Restated Agreement. However, should Baxter market a product that competes with a SangStat Product during [ * ], then the obligation of [ * ] with respect to such SangStat product will terminate. The definition of [ * ] shall have the meaning set forth in [ * ] except that the term "Baxter" shall be replaced by the term "SangStat", the term "Baxter Affiliate" shall be replaced by the term "SangStat Affiliate", and the term "Licensed Product" shall be replaced by the term "SangStat Product".

         c. In the event that SangStat sublicenses substantially all of its rights in a geographic area to make, use, or sell the SangStat Products to a third party, the parties will use all diligent efforts [ * ] so that Baxter and SangStat will receive, relatively, the same economic benefit as contemplated by this Paragraph 2. In the event that the parties cannot agree on the [
              * ], the parties will submit the dispute to mutually agreeable third party Certified Public Accountant who is a member of a "Big Six" public accounting firm.

    3. SangStat agrees that it will offer employment to [ * ] employees on terms comparable to those provided to other similarly situated employees of SangStat. The parties will cooperate for the smooth transfer of those employees to SangStat with an effort to minimize costs to the parties consistent with the parties' business interests. The transfer will be effective as soon as reasonably practicable, but in no event later than the Transfer Date. Other than those employees made offers as contemplated herein, SangStat agrees that it will not solicit or hire any Nextran employees or an employee of Baxter assigned to the Nextran business unit, whether as a SangStat employee or consultant, for a period of one year from the date of this Restated Agreement without the prior written consent of Baxter; provided that this obligation shall cease if Baxter announces its intent to sell products competitive with the SangStat Products.

    4. SangStat shall purchase Baxter's saleable inventory of SangStat products existing on the Transfer Date for the same amount paid by Baxter for such products plus any shipping, taxes, duties, levies, or third-party fees imposed to transfer the inventory to SangStat's facilities. Payment shall be made within thirty (30) days of the shipment of the inventory to SangStat. SangStat shall also purchase the [ * ] owned by Baxter and used in connection with the marketing and sales of SangStat Products ("Equipment") for their net book value. [ * ] Baxter shall pay for any shipping, taxes, duties, levies, or third-party

*CONFIDENTIAL TREATMENT REQUESTED FOR DELETED PORTION. CONFIDENTIAL MATERIAL HAS BEEN FILED SEPARATELY WITH THE SEC.


                                       2.

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         fees imposed on the sale of the Equipment to SangStat.  The purchase price for the Equipment, plus imputed interest on any outstanding amount [ * ] (as published in the Wall Street Journal on the Transfer
         Date) will be paid [ * ] in equal quarterly payments, with quarterly payments beginning on the Transfer Date. Baxter will deliver the SangStat Products and the Equipment, other than Equipment in the possession of customers, to SangStat at its principal distribution center located at 1505 Adams Drive, Menlo Park, California.

    5. Baxter agrees to cooperate for the purpose of providing a smooth transition to SangStat by providing reasonably detailed information concerning its marketing and sales effort, including but not limited to customer lists, a detailed accounting and inventory report with respect to the Equipment and SangStat Product inventory, sales information, ongoing beta site and clinical studies information, product complaint files, consulting agreement lists, and compensation packages for the sales and marketing force dedicated to selling the SangStat Products in the United States and Europe. This information relating to employees and consultants' payments shall be subject to the confidentiality provisions of the Collaborative Agreement. Use of all other information shall not be subject to such confidentiality provisions.

    6. [ * ] shall be paid quarterly during each calendar year based upon SangStat's and its Affiliates [ * ] at the end of each calendar quarter. Such quarterly payments shall be made within sixty (60) days after the end of each calendar quarter. The payment terms shall be made in accordance with [ * ] except that all references to "Baxter" shall mean "SangStat" and all references to "SangStat" shall mean "Baxter" for purposes of that Section 5.6.

    7. The parties agree to execute such other agreements and to make such other arrangements as may be necessary in order to effectuate the terms and conditions of this Restated Agreement, including the execution of mutual releases.

    8. In order to facilitate the smooth and orderly transition of the reasons relating to their respective business plans and interests, the parties agree that on or before June 10, 1996 they will issue a mutually agreeable press release describing the restructure business relationship under the Collaborative Agreement. Until such joint press release is issued by both parties, neither party will publicly disclose the existence or terms of this Restated Agreement, and both parties will use all reasonable efforts to prevent their respective employees and agents from making any such disclosure, provided that nothing shall prevent either party from making such disclosures as required by applicable laws, including securities laws.


*CONFIDENTIAL TREATMENT REQUESTED FOR DELETED PORTION. CONFIDENTIAL MATERIAL HAS BEEN FILED SEPARATELY WITH THE SEC.

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    9.   In addition to the provisions specifically discussed above, the provisions of Sections 5.5, 7.1, 7.3, 7.5 (however, with respect to subsection 7.5(g), the restriction set forth therein shall not be construed after the Transfer Date in a manner that could limit SangStat's marketing of the Products), 7.8, 7.9, 7.10 and 7.11 of the Collaborative Agreement shall remain in full force and effect.



                                             BAXTER HEALTHCARE CORPORATION



                                             By:/s/ Donald W. Joseph

                                             Name: Donald W. Joseph

                                             Title: Group Vice President, Renal



                                             SANGSTAT MEDICAL CORPORATION



                                             By:/s/ Philippe Pouletty

                                             Name: Philippe Pouletty, M.D.

                                             Title: Chairman and CEO




                                       4.